Exhibit 99.4

Unaudited pro forma condensed combined financial information

Introduction to unaudited pro forma condensed combined financial statements

On November 10, 2011, Applied Materials, Inc., a Delaware corporation (“Applied”) completed its previously-announced acquisition of Varian Semiconductor Equipment Associates, Inc., a Delaware Corporation (“Varian”). Pursuant to the terms of that certain Agreement and Plan of Merger dated as of May 3, 2011 (the “Merger Agreement”), Barcelona Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Applied (“Merger Sub”) merged with and into Varian (the “Merger”), with Varian surviving the Merger as a wholly-owned subsidiary of Applied.

The following unaudited pro forma condensed combined balance sheet is presented as if the effective date of the Merger had occurred on July 31, 2011. The following unaudited pro forma condensed combined statement of operations for the fiscal year ended October 31, 2010 and the nine months ended July 31, 2011 are presented as if the effective date of the Merger had occurred on October 26, 2009. This information should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•

audited historical consolidated financial statements of Applied as of and for the fiscal year ended October 31, 2010, included in Applied’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010;

•

unaudited historical condensed consolidated financial statements of Applied as of and for the nine months ended July 31, 2011, included in Applied’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011;

•

audited historical consolidated financial statements of Varian as of and for the fiscal year ended October 1, 2010, included in Varian’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010; and

•

unaudited historical consolidated financial statements of Varian as of and for the nine months ended July 1, 2011, included in Varian’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2011.

Because Applied’s third fiscal quarter ended on July 31, 2011 and Varian’s third fiscal quarter ended on July 1, 2011, the unaudited pro forma condensed combined balance sheet combines the historical balances of Applied and Varian as of those dates, with pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of operations combine the historical results of Applied for the fiscal year ended October 31, 2010 and for the nine months ended July 31, 2011, with the historical results of Varian for the fiscal year ended October 1, 2010 and the nine months ended July 1, 2011, respectively, with pro forma adjustments. No adjustments were made to either Applied’s or Varian’s reported information for the different period end dates.

The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Applied believes are reasonable.

The unaudited pro forma condensed combined financial statements do not reflect 1) any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger; or 2) the costs to integrate the operations of Applied and Varian; or 3) the costs necessary to achieve any cost savings, operating synergies and revenue enhancements.

The purchase price has been preliminarily allocated to assets acquired and liabilities assumed based on their estimated respective fair values. Applied management has determined the preliminary estimated fair value of the intangible and tangible assets acquired and liabilities assumed at the pro forma combined balance sheet date. The excess of the fair value of consideration paid over the estimated fair values of assets acquired and liabilities assumed was recorded as goodwill. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair values of the purchase price and the fair values of assets acquired and liabilities assumed, and the actual amounts recorded upon completion of our valuation work may differ materially from the information presented herein. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Varian existing on November 10, 2011.

There were no intercompany transactions between Applied and Varian as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Applied and Varian and other financial information pertaining to Applied and Varian, including that set forth in the corresponding Applied management’s discussion and analysis of financial condition and results of operations and risk factors.

Unaudited pro forma condensed combined balance sheet

	Historical		Pro forma adjustments		Pro forma combined
	Applied July 31, 2011	Varian July 1, 2011
	(In millions)
Assets:
Cash and cash equivalents	$5,018	$491	$(4,890	)(a,b)	$619
Short-term investments	739	65	—		804
Accounts receivable, net	1,812	223	—		2,035
Inventories	1,849	226	72	(c)	2,147
Deferred income taxes, net	541	14	13	(d)	568
Other current assets	314	53	—		367

Total current assets	10,273	1,072	(4,805)		6,540
Property, plant, and equipment	854	78	16	(e)	948
Goodwill	1,335	12	2,481	(f)	3,828
Intangible assets, net	223	—	1,450	(g)	1,673
Long-term investments	1,052	124	—		1,176
Deferred income taxes and other assets	366	9	—		375

Total assets	$14,103	$1,295	$(858)		$14,540

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,653	$98	$47	(h)	$1,798
Customer advances and deferred revenue	1,347	87	(41	)(i)	1,393
Income taxes payable	278	42	—		320

Total current liabilities	3,278	227	6		3,511
Long-term debt	1,947	—	—		1,947
Accrued expenses and other liabilities	327	74	162	(d)	563

Total liabilities	5,552	301	168		6,021
Common stock	13	1	(1	)(j)	13
Additional paid-in capital	5,553	780	(756	)(j)	5,577
Retained earnings	12,678	997	(1,053	)(k)	12,622
Treasury stock	(9,689)	(785)	785	(l)	(9,689)
Accumulated other comprehensive income (loss)	(4)	1	(1	)(m)	(4)

Total liabilities and stockholders’ equity	$14,103	$1,295	$(858)		$14,540

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Unaudited pro forma condensed combined statement of operations

	Historical		Pro forma adjustments		Pro forma combined
	Applied twelve months ended October 31, 2010	Varian twelve months ended October 1, 2010
	(In millions except per share amounts)
Net sales	$9,549	$831	$—		$10,380
Cost of products sold	5,834	424	147	(n,o)	6,405

Gross margin	3,715	407	(147)		3,975
Operating expenses
Research, development, and engineering	1,143	98	—		1,241
Selling, general, and administrative	942	122	31	(o)	1,095
Restructuring charges and asset impairments	246	—	—		246

Income from operations	1,384	187	(178)		1,393
Impairments of investments	(13)	—			(13)
Interest expense, income and other expense, net	16	3	(111	)(p,q)	(92)

Income before income taxes	1,387	190	(289)		1,288
Provision for income taxes	449	30	(56	)(r)	423

Net income	$938	$160	$(233)		$865

Earnings per share:
Basic	$0.70	$2.15			$0.65
Diluted	$0.70	$2.12			$0.64
Weighted average number of shares
Basic	1,340	74			1,340
Diluted	1,349	75			1,349

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Unaudited pro forma condensed combined statement of operations

	Historical
	Applied nine months ended July 31, 2011	Varian nine months ended July 1, 2011	Pro forma adjustments(1)		Pro forma combined
	(In millions except per share amounts)
Net sales	$8,336	$941	$—		$9,277
Cost of products sold	4,827	478	97	(n,o)	5,402

Gross margin	3,509	463	(97)		3,875
Operating expenses
Research, development, and engineering	850	88	—		938
Selling, general and administrative	679	112	21	(o)	812
Restructuring charges, asset impairments, gain on sale of facilities, net	(57)	—	—		(57)

Income from operations	2,037	263	(118)		2,182
Interest expense, income and other expense, net	(2)	2	(71	)(p,q)	(71)

Income before income taxes	2,035	265	(189)		2,111
Provision for income taxes	564	43	(33	)(r)	574

Net income	$1,471	$222	$(156)		$1,537

Earnings per share:
Basic	$1.11	$2.95			$1.16
Diluted	$1.10	$2.90			$1.15
Weighted average number of shares
Basic	1,321	75			1,321
Diluted	1,333	76			1,333

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Basis of presentation

On November 10, 2011, Applied completed its acquisition of Varian. Pursuant to the terms of the Merger Agreement, the Merger Sub merged with and into Varian, with Varian surviving the Merger as a wholly-owned subsidiary of Applied.

The unaudited pro forma condensed combined financial statements assume the cash payment of $63.00 for each outstanding share of Varian common stock, excluding shares held by Varian or Applied. For the purposes of these pro forma financial statements, the total cash payment was $4.8 billion based on shares outstanding as of November 9, 2011. The cash payment includes (i) the conversion of each share of Varian common stock into the right to receive $63.00 per share, (ii) the cancellation of vested options granted under the Amended and Restated 2006 Stock Incentive Plan of Varian, as well as certain other options identified by Applied prior to the effective date of the Merger, and replacement with the right to receive $63.00 per share in cash, less the applicable option exercise price, and (iii) the cancellation of vested and unvested restricted stock units and replacement with the right to receive $63.00 per share in cash. All cash payments for equity awards are subject to applicable tax withholdings, if any.

In addition, on the effective date of the Merger, each vested option granted under the Omnibus Stock Plan of Varian that was outstanding and unexercised immediately prior to the effective date, other than certain options identified by Applied, was converted into a fully vested option to purchase Applied common stock, either by Applied assuming that stock option or replacing it with a reasonably equivalent option to purchase Applied common stock based on a conversion ratio set forth in the Merger Agreement. The estimated fair value of these converted options is $4.8 million and is included in the total Merger consideration.

At the effective date of the Merger, each unvested stock option, other than certain options identified by Applied, was converted into an option to purchase Applied common stock, effected by Applied either assuming that stock option or replacing it with a reasonably equivalent option to purchase Applied common stock based on a conversion ratio set forth in the Merger Agreement. Applied converted options to purchase approximately 0.9 million shares of Varian common stock into options to purchase approximately 4.6 million shares of Applied common stock with an approximate value of $30.5 million. A portion of this amount, representing the options that are earned but not vested, will be attributable to Merger consideration. Based on unvested stock options outstanding at November 9, 2011, we estimate that this amount will be approximately $19.3 million. This portion of the earned options is included in the total Merger consideration. The amount not included in the purchase price will be recorded as compensation expense in the post-Merger combined Statement of Operations in the periods that the compensation is earned, which can be up to four years from the date of acquisition.

Each outstanding, unvested share of Varian restricted common stock that was subject to a risk of forfeiture, a repurchase option or other condition pursuant to an applicable restricted stock purchase agreement or other agreement with Varian was exchanged for a future cash payment based on the same per-share Merger consideration as other shares of Varian common stock. Based on the total number of shares of Varian unvested restricted common stock outstanding at the effective date, Applied will pay approximately $73.0 million in cash for the unvested outstanding shares of Varian restricted common stock. A portion of this amount, representing the shares that are earned but not vested, is included in the total Merger consideration. Based on unvested restricted common stock outstanding at the effective date, this amount is approximately $47.0 million. The amount not included in the purchase price will be recorded as compensation expense in the post-Merger combined Statement of Operations in the periods that the compensation is earned, which can be up to four years from the date of acquisition. The actual cash payment will be determined based on the actual number of unvested shares of Varian restricted common stock outstanding upon the completion of the Merger.

Employee equity-based compensation expense resulting from the assumption of unvested employee stock awards, combined with any additional expense resulting from the potential future offering of employee stock awards, if any, is expected to be materially consistent with the expense included in the Varian historical financials incorporated herein. Accordingly, no adjustments to employee equity-based compensation expense were made for the purposes of this pro forma presentation.

The total purchase price will be allocated to Varian’s net tangible and intangible assets based on their estimated fair values as of the effective date. For purposes of this presentation the Merger consideration has been allocated based on preliminary estimates of fair values that are described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the Merger consideration, estimated useful lives and first year amortization and incremental depreciation associated with certain acquired assets are as follows (in millions):

	Amount	First year amortization and incremental depreciation	Estimated remaining useful life
Fair value of assets acquired and liabilities assumed	$962	$4	4-22 years
Identifiable intangible assets:
Developed technology	878	125	7 years
Customer contracts and relationships	221	15	15 years
In-process research and development	196	—	N/A
Trademarks and trade names	122	6	20 years
Order backlog	18	18	3-6 months
Covenant not-to-compete	15	10	1.5 years

Total identifiable intangible assets	1,450	174	8.3 years

Goodwill	2,493	—

Total Merger consideration	$4,905	$178

A preliminary estimate of $962 million has been allocated to net tangible assets acquired and approximately $1,450 million has been allocated to amortizable intangible assets acquired. The amortization related to the acquired amortizable intangible assets and additional depreciation resulting from the increase of tangible assets to fair value are included as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Intangible Assets

Significant Classes of Intangible Assets Acquired. Developed technology relates to Varian’s products across all of their product lines that have reached technological feasibility. Developed technology represents a combination of Varian’s processes, patents and trade secrets developed through years of experience in design and development of their products. Applied expects to amortize the fair value of the acquired product rights based on the anticipated time frame in which the economic benefits of the intangible asset will be recognized, which is assumed to be a straight-line amortization.

In-process research and development includes research and development for products that have not yet reached technological feasibility. Amortization of these amounts will begin at the time that the respective products reach technological feasibility. If a research and development project ends, the associated in-process research and development asset will be written down to zero in the period in which the project ends.

Customer contracts and relationships consist of preexisting relationships that are expected to contribute to future earnings. Trademarks and trade names include logos, product names, and other product and entity identifiers that are registered with a government agency. The fair value of these intangible assets is expected to be amortized on a straight-line basis over the period in which the economic benefits will be recognized.

Valuation. As of the effective date of the Merger, identifiable intangible assets are required to be measured at fair value. These acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets.

Under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) and other relevant laws and regulations, there were significant limitations regarding what Applied was able to learn about the specifics of the Varian intangible assets prior to the completion of the Merger. This valuation effort is currently underway. Obtaining the necessary information to complete the valuation of such intangible assets could take several months. As a result, the final determination of the values of such intangible assets will likely differ from these preliminary valuations and the differences could be material.

Goodwill. Approximately $2.5 billion has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Applied’s management determines that the value of goodwill has become impaired, Applied will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Pro forma adjustments

Pro forma adjustments are necessary to reflect (i) the purchase price; (ii) amounts related to Varian’s net tangible and intangible assets at an amount equal to the preliminary estimates of their fair values; (iii) the amortization expense related to the estimated amortizable intangible assets; (iv) changes in depreciation and amortization expense resulting from the preliminary estimated fair value adjustments to net tangible and intangible assets; and (v) the income tax effect related to the pro forma adjustments.

There were no intercompany balances and transactions between Applied and Varian as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Applied and Varian filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include liabilities that may result from integration activities which are not presently estimable. Liabilities ultimately may be recorded for severance costs for employees, costs of vacating certain facilities, or other costs associated with exiting activities that would affect the pro forma financial statements. Management of Applied and Varian are in the process of making these assessments and estimates of these costs are not currently known.

Applied has not identified any pre-Merger contingencies in which the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To record approximately $4.8 billion in cash tendered for the purchase consideration based upon a cash for stock ratio of $63.00 for each outstanding share of Varian common stock and restricted stock unit and certain vested stock options.

(b)	To record $56 million of professional advisor fees incurred in association with certain transaction costs associated with the Merger. Of these costs, $33 million were accrued by Varian and paid out at or immediately following close of the transaction. The remaining $23 million in transaction fees will be recorded in the combined statement of operations in the first reporting period following the close of the Merger. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these one-time transaction costs on the combined operating results and, as such, these fees are not included in the unaudited pro forma condensed combined statement of operations.

(c)	To adjust acquired inventory to a preliminary estimate of fair value. The increased valuation of Varian’s inventory will increase the Cost of Products Sold as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first six months after the effective date of the Merger. There is no continuing impact of the acquired inventory adjustment on the combined operating results and, as such, this adjustment is not addressed in the unaudited pro forma condensed combined statement of operations.

(d)	To record the net deferred tax liability associated with the estimated fair value adjustment of assets to be acquired and liabilities to be assumed, offset by the deferred tax asset associated with assumed, fully vested stock options and restricted stock units, recorded at an estimated weighted average statutory tax rate in the jurisdictions where the fair value adjustments can reasonably be expected to occur, primarily in the United States.

(e)	To adjust property, plant, and equipment to a preliminary estimate of fair value.

(f)	To record goodwill as a result of the Merger. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment.

(g)	To record the estimated fair value of Varian’s identifiable intangible assets acquired as a result of the Merger. These assets consist primarily of developed technology, in-process research and development, customer contracts and relationships, trademarks and trade names, order backlog, and covenants not to compete. Under the HSR Act and other relevant laws and regulations, there were significant limitations regarding what Applied was able to learn about the specifics of the Varian intangible assets prior to the completion of the Merger. Obtaining the necessary information to complete the valuation of such intangible assets could take several months. This process is currently underway. As a result, the final determination of the values of such intangible assets will likely differ from these preliminary valuations and the differences could be material.

(h)	To record (1) certain vested options from the 1991 Omnibus plan that were converted into fully vested options to purchase Applied common stock: and (2) a pro rata portion of unvested stock awards that have been earned, but have not vested. The fair value of these stock awards is included in the purchase price and recorded as additional paid in capital and short-term liability, respectively.

(i)	To adjust the carrying value of deferred revenue to the preliminary estimated fair value. The deferred revenue impacted is expected to convert to revenue within a two-year period, with a significant portion recognized within the first year following the effective date of the Merger. There is no continuing impact of the acquired deferred revenue adjustment on the combined operating results and as such, this adjustment is not addressed in the unaudited pro forma condensed combined statement of operations.

(j)	To eliminate Varian common stock and additional paid-in capital and to record the estimated fair value of $4.8 million of vested options to purchase shares of Varian stock that was exchanged for vested options to purchase shares of Applied stock under the Merger Agreement and $19.3 million representing the earned portion of unvested stock awards.

(k)	To eliminate Varian retained earnings of $997 million, and to reflect certain Applied and Varian transaction costs due at the close of the Merger of approximately $56 million. For discussion of transaction costs, see (b) above.

(l)	To eliminate Varian treasury stock.

(m)	To eliminate Varian accumulated other comprehensive income.

(n)	To depreciate the incremental increase in property, plant, and equipment identified under note (e) above. This amount is approximately $4 million and $3 million for the twelve and nine month periods ended October 31, 2010 and July 31, 2011, respectively.

(o)	To amortize Varian intangible assets based upon the anticipated time frame in which the estimated economic benefits of the intangible assets will be recognized. The preliminary estimated amortization for the first year and subsequent nine month interim period is $174 million and $115 million, respectively.

(p)	To adjust for the assumed lower interest income due to reduced cash balances as a result of the cash consideration paid in connection with the Merger, at an assumed weighted average interest rate of 1%.

(q)	To record interest expense, including amortization of direct costs for new debt. This amount was calculated based on contractual interest rates in place for the $1.75 billion in long-term debt financed in the third quarter of fiscal 2011.

(r)	To record the benefit for income taxes as a result of the Merger, calculated based on the pro forma adjustments to the pro forma consolidated statements of operations included above. The provisional benefit for the increase in interest expense and incremental increase in depreciation expense is calculated based on an estimated tax rate of 30% and 26% for the twelve month period ended October 31, 2010 and the nine month period ended July 31, 2011, respectively. The estimated provisional benefit related to the amortization of intangible assets recorded as a result of the Merger is recorded at an estimated weighted average statutory tax rate.